UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE

Commencing April 28, 2021, the following materials will be used by officers, directors and employees of Veeco Instruments Inc. to communicate about the following matters related to the upcoming 2021 Annual Meeting of Shareholders to be held on May 6, 2021, and may be sent to certain stockholders.

We believe that diversity on corporate boards, including our Board of Directors, is very important. The Board has authorized the Governance Committee to immediately commence a search to identify a racially or ethnically diverse candidate, whose relevant experience and background will both supplement the Board’s qualifications and increase the Board’s diversity. Our goal is to add such a member to our Board of Directors no later than our 2022 Annual Meeting of Stockholders. To support this effort, we are in the process of retaining a search firm to assist us in identifying a candidate.